EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS STRONG FIRST QUARTER RESULTS

Jacksonville, Fla. (May 2, 2007) — Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2007.

Funds From Operations (FFO) for the first quarter was $79.1 million, or $1.13 per diluted share, compared to $58.8 million and $0.85 per diluted share for the same period in 2006, a per share increase of 33%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $52.1 million, or $0.75 per diluted share, compared to $65.9 million and $0.97 per diluted share for the same period in 2006, a per share decrease of 23%.

Portfolio Results

For the three months ended March 31, 2007, Regency’s results for wholly-owned properties plus its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 2.0%

•	Same store rental rate growth on a cash basis: 12.8%

At March 31, 2007, operating properties were 95.1% leased.

Capital Recycling and Joint Ventures

During the quarter, Regency finalized the initial capital raise of Regency Retail Partners, LP (“the Fund”), an open-end, infinite-life fund with an additional $232 million of capital commitments, bringing total equity raised to $564 million, including Regency’s contribution of $113 million. Regency’s ownership in the Fund is 20%. The Fund will primarily acquire, at fair market value, Regency-developed large format community centers upon stabilization. The Fund is expected to have a total capitalization of approximately $1.4 billion when fully invested with approximately 60 percent leverage. Regency anticipates that the $564 million in capital commitments will provide sufficient capital for Regency to fund its community shopping center development program for the next three years.

Property and outparcel sales for the quarter totaled $103 million. One completed development, Vista Village, was contributed to the Fund for a gross sales price of $61.0 million at a cap rate of 6.0%. Vista Village is a 184,000 square foot center anchored by Krikorian Theaters, Staples, Sprouts Market and Linens ‘N Things. The center is 100% leased. One joint venture operating property was sold at a gross sales price of $33.4 million and a cap rate of 5.97%. Regency’s share of the gross sales price was $8.3 million. The Company sold five outparcels for total proceeds of $8.8 million.

The Regency-Macquarie partnership acquired Centennial Crossroads, a 100% leased Von’s and Target Greatland-anchored retail center in the heart of rapid housing growth and at the intersection of two major freeways in Las Vegas, Nevada. The purchase price was $23.0 million at a cap rate of 6.2%.

Development

During the quarter, the Company started two new development projects representing $34.9 million of estimated costs. These starts have an expected NOI yield of 9.2% on net development costs after partner participation. Regency’s shadow pipeline of potential future starts totals nearly $2.0 billion. As of March 31, 2007, the Company had 51 projects under development for an estimated total net investment at completion of $1.1 billion and an expected return of 9.1% on net development costs after partner participation. The in-process developments are 51% funded and 78% leased and committed, including tenant-owned GLA.

Dividend

On May 1, 2007, the Board of Directors declared a quarterly cash dividend of $0.66 per share, payable on May 30, 2007 to shareholders of record on May 16, 2007. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on July 2, 2007 to shareholders of record on June 1, 2007; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on July 2, 2007 to shareholders of record on June 1, 2007; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on July 2, 2007 to shareholders of record on June 1, 2007.

Conference Call

In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 3 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its first quarter 2007 supplemental information package that may help investors estimate earnings for 2007. A copy of the Company’s first quarter 2007 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended March 31, 2007. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

For the Periods Ended March 31, 2007 and 2006	Three Months Ended
	2007	2006
Funds From Operations:
Net income for common stockholders	$52,069,200	$65,855,646
Add (Less):
Depreciation expense - consolidated properties	18,058,518	17,953,217
Depreciation and amortizaton expense - uncons properties	10,669,368	11,306,203
Consolidated JV partners’ share of depreciation	(114,211)	(57,660)
Amortization of leasing commissions and intangibles	2,665,132	2,673,529
Gain on sale of operating properties, including JV’s	(4,760,237)	(40,113,730)
Minority interest of exchangeable partnership units	546,578	1,180,054

Funds From Operations	79,134,348	58,797,259

Dividends assumed on treasury method shares	(289,402)	(342,245)

Funds From Operations for calculating Diluted FFO per Share	$78,844,946	$58,455,014

Weighted Average Shares For Diluted FFO per Share	69,695,207	69,039,670

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2007, the Company owned 409 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed nearly 54 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 173 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.7 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.